EXHIBIT 99.1

For Immediate Release

IR Contact	Media Contact

David Waldman/Jody Burfening	Jason Howard/Chenoa Taitt
Lippert/Heilshorn & Associates	Lippert/Heilshorn & Associates
jburfening@lhai.com	jhoward@lhai.com / ctaitt@lhai.com
(212) 838-3777	(212) 838-3777

Geoff Smith Joins Board of Directors for WindsorTech, d/b/a QSGI

Former Procter & Gamble Executive Expands Board to Seven Members

HIGHTSTOWN, NJ—September 12, 2005—WindsorTech, Inc. (OTCBB: WSRT) d/b/a QSGI, today announced that Geoff Smith, president and founder of LP Enterprises, LLC, has joined the company’s board of directors, increasing the number of independent directors to four and total board members to seven.

Following a 25-year career with Procter & Gamble (P&G), Mr. Smith retired in 2004 and founded LP Enterprises, LLC. LP Enterprises provides information technology, strategy, and customer relationship management (CRM) expertise across a broad range of industries. Through collaborative agreements, LP Enterprises also supports clients of Forrester Research, The Harvard Group, and the Cincinnati Consulting Consortium. At P&G, he progressed through a variety of IT/business responsibilities, ultimately reaching the role of deputy chief information officer. In this role, he ran the “Office of the CIO,” where he was responsible for P&G’s IT strategy, enterprise architecture, and advanced technology evaluation. From 1997 to 2002, Mr. Smith led the development of P&G’s customer and consumer-facing e-business solutions. This included re-launching the company’s website as well as creating a distributor system that managed $1 billion in sales and won CIO Magazine’s Enterprise Value Award in 1998. While serving as the CIO of P&G’s $2 billion Japanese subsidiary, his IT organization met the ultimate business disaster recovery challenge by quickly restoring P&G’s operations in the aftermath of the earthquake that devastated Kobe in 1995. Mr. Smith currently co-chairs the CIO Roundtable of Greater Cincinnati and serves on the academic advisory boards of University of Cincinnati, Xavier University and writes for CIO Magazine. Additionally, he serves on the boards of several non-profits, including Tech Corps, an organization dedicated to enriching K-12 education through the effective use of technology in schools. Geoff received a B.S. degree in operations research/industrial engineering from Cornell University in 1979.

“We are honored that such a prominent industry thought leader has agreed to join our board of directors,” stated Marc Sherman, chairman and chief executive officer of WindsorTech. “Geoff brings a deep understanding of senior level IT decision making, which will be extremely valuable within each of our business segments as we continue to gain traction in the Fortune 500 market. With over 15 years of international experience, including four years working in Asia, and having led Procter & Gamble’s $2 billion Japanese subsidiary, Geoff also brings significant international expertise. Geoff’s strong international background will help accelerate our global expansion efforts, since QSGI is now the only data security and compliance company with ability to service clients in over 90 countries, and offers the only Web-deployable product with the ability to audit and erase corporate technology anywhere in the world.”

About WindsorTech

WindsorTech Inc., d/b/a QSGI, manages the information technology (IT) products of Fortune 1000 and government clients, and provides global solutions for meeting its clients’ data security and regulatory compliance needs. QSGI offsets its clients’ expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its clients' potential liability, by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products. Given the sensitive nature of the company’s client relationships, it does not provide the names of its clients.

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